Exhibit 15

The Stockholders and Board of Directors

First Data Corporation

We are aware of the incorporation by reference in the Registration Statements (Forms S-8 No. 333-101883, No. 333-90180, No. 333-90182, No. 333-66368, No. 33-47234, No. 33-48578, No. 33-82826, No. 33-87338, No. 33-90992, No. 33-62921, No. 33-98724, No. 33-99882, No. 333-09017, No. 333-09031, No. 333-28857, No. 333-68689, No. 333-81691, No. 333-85715, No. 333-90719 and No. 333-93703, Forms S-3 No. 333-56748, No. 333-56028, No. 333-24667 and No. 333-106071 and Forms S-4 No. 333-15497 and No. 333-105432) of First Data Corporation of our report dated July 17, 2003, relating to the unaudited consolidated interim financial statements of First Data Corporation which is included in its Form 10-Q for the quarter ended June 30, 2003.

Ernst & Young LLP

Denver, Colorado

August 14, 2003